PRICING SUPPLEMENT dated April 17, 2020 (To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Underlying Supplement dated August 1, 2019)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-232144

Barclays Bank PLC Global Medium-Term Notes, Series A
$3,637,000 Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity Notes Linked to the S&P 500® Value Index due April 22, 2027
■	Linked to the S&P 500® Value Index (the “Index”)

■	Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a minimum return at maturity of 10.75% of the original offering price of the notes. The maturity payment amount will reflect the following terms:

■	If the average ending level is greater than the starting level, you will receive the original offering price plus the greater of (i) the minimum return of 10.75% and (ii) a positive return at maturity equal to 100% of the percentage increase from the starting level to the average ending level

■	If the average ending level is less than or equal to the starting level, you will receive the original offering price plus the minimum return of 10.75%

■	Average ending level based on the average of the closing levels of the Index on specified dates occurring quarterly during the term of the notes

■	Repayment of the original offering price regardless of the performance of the Index

■	Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Notes” on page PS-4 of this pricing supplement. The notes will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019 and the underlying supplement dated August 1, 2019, as supplemented or superseded by this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-9 herein and “Risk Factors” beginning on page S-7 of the prospectus supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-6 of this pricing supplement.

	Original Offering Price(1), (2)	Agent Discount(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$27.80	$972.20
Total	$3,637,000.00	$101,108.60	$3,535,891.40
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $900.40 per note. The estimated value is less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.

(2)	Wells Fargo Securities, LLC and Barclays Capital Inc. are the agents for the distribution of the notes and are acting as principal. See “Terms of the Notes—Agent” in this pricing supplement for further information.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Terms of the Notes

Reference Asset[1]:	S&P 500® Value Index (Bloomberg ticker symbol “SVX<Index>”) (the “Index”)
Pricing Date:	April 17, 2020
Issue Date:	April 22, 2020 (T+3)
Calculation Days[2]:	Quarterly, on the 15th day of each January, April, July and October, commencing July 2020 and ending on April 15, 2027, which is the “final calculation day.”
Stated Maturity Date[2]:	April 22, 2027. If the calculation day is postponed, the stated maturity date will be the later of (i) April 22, 2027 and (ii) three business days after the calculation day as postponed.
Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

The “maturity payment amount” per note will equal:

•  if the average ending level is greater than the starting level: $1,000 plus the greater of:

(i) the minimum return; and

(ii)

•  if the average ending level is less than or equal to the starting level, $1,000 plus the minimum return.

The quarterly average performance of the Index may be less than its point-to-point performance. See “Selected Risk Considerations—The Potential For A Return In Excess Of The Minimum Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Index During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Index As Measured From The Starting Level To Its Level At Or Near Stated Maturity” below.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes.

Participation Rate:	100%
Minimum Return:	The “minimum return” is 10.75% of the original offering price ($107.50 per note).
Starting Level:	1,048.623, the closing level of the Index on the pricing date
Average Ending Level:	The “average ending level” will be the arithmetic average of the closing levels of the Index on the calculation days.
Closing Level:	“Closing level” has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06747PN39 / US06747PN399

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Agent:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the notes. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $27.80 per note. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $25.00 per note. In addition to the concession allowed to WFA, WFS will pay $1.20 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the notes. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the notes conducts hedging activities for Barclays Bank PLC in connection with the notes, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or distribution expense fee received in connection with the sale of the notes to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the notes to you.

_______________

1 If the Index is discontinued or if the sponsor of the Index fails to publish the Index, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of the Index. In addition, the calculation agent will calculate the value to be used as the closing level of the Index in the event of certain changes in or modifications to the Index. For more information, see “Additional Terms of the Notes—Adjustments to the Index” and “Additional Terms of the Securities—Discontinuance of the Index” in this pricing supplement.

2 If any calculation day is not a trading day, that calculation day will be postponed to the next succeeding trading day. A calculation day will also be postponed if a market disruption event occurs on that calculation day as described under “Additional Terms of the Notes—Market Disruption Events” in this pricing supplement. In addition, the stated maturity date will be postponed if that day is not a business day as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement. Notwithstanding anything to the contrary in the prospectus supplement, the stated maturity date will not be postponed due to the postponement of the final calculation day, except as set forth under “Terms of the Notes—Stated Maturity Date” above.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these notes are a part, and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement or underlying supplement, the information and terms in this pricing supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus Supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Underlying Supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the original offering price of the notes. The difference between the original offering price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately six months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Investor Considerations

The notes are not suitable for all investors. The notes may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the average ending level will be greater than the starting level, and you are willing and able to accept the risk that, if it is not, you will receive only a minimum return at maturity of 10.75% of the original offering price per note.

▪	You seek exposure to the upside performance of the Index as measured solely by reference to an average of the levels of the Index on calculation days occurring quarterly over the term of the notes, and you are willing and able to accept the risk that the quarterly average performance of the Index may be less than its point-to-point performance.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Index, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Index, nor will you have any voting rights with respect to the securities composing the Index.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the average ending level will be less than or equal to the starting level, and you are unwilling or unable to accept the risk that, if it is, you will receive only a minimum return at maturity of 10.75% of the original offering price per note.

▪	You seek exposure to the upside performance of the Index as measured solely from the pricing date to a date near stated maturity, or you are unwilling and unable to accept the risk that the quarterly average performance of the Index may be less than its point-to-point performance.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Index, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Index.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the accompanying prospectus supplement for risks related to an investment in the notes. For more information about the Index, please see the section titled “The S&P 500® Value Index” below.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or its components. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

•	You May Not Receive Any Return On Your Investment In The Notes In Excess Of The Minimum Return — Any return you receive on the notes at stated maturity in excess of the minimum return will depend on the percentage increase, if any, in the average ending level relative to the starting level. Because the level of the Index will be subject to market fluctuations, the average ending level may be less than the starting level or may not exceed the starting level on a percentage basis by more than the minimum return, in which case you will receive only the original offering price of your notes plus the minimum return at stated maturity. The minimum return represents a below-market yield to maturity as compared to a traditional interest-bearing debt security of Barclays or another issuer with a similar credit rating with the same stated maturity date. Accordingly, if you do not receive a return at maturity sufficiently in excess of the minimum return, the yield that you will receive on the notes may be less than the return you could earn on other investments.

•	No Periodic Interest Will Be Paid On The Notes — No periodic payments of interest will be made on the notes.

•	The Potential For A Return In Excess Of The Minimum Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Index During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Index As Measured From The Starting Level To Its Level At Or Near Stated Maturity — The potential for a return on the notes in excess of the minimum return at stated maturity is based on the average ending level, which will be calculated by reference to an average of the levels of the Index on calculation days occurring quarterly over the term of the notes. The average ending level, as so calculated, may be less than the level of the Index at or near stated maturity. As a result, the average performance of the Index that is measured for purposes of the notes, which we refer to as its “quarterly average” performance, may be less than its performance as measured from the starting level to the level of the Index at or near stated maturity, which we refer to as its “point-to-point” performance. Accordingly, the notes may underperform the return that would have been achieved on a hypothetical direct investment in the Index held over the term of the notes.

For example, if the level of the Index increases at a more or less steady rate over the term of the notes, the average ending level will be less than the level of the Index at or near stated maturity, and the quarterly average performance of the Index will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the level of the Index later in the term of the notes. In addition, because of the way the average ending level is calculated, it is possible that you will not receive a return on your investment in excess of the minimum return at stated maturity even if the level of the Index at or near stated maturity is significantly greater than the starting level. One scenario in which this may occur is when the level of the Index declines or remains flat early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC — The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop — The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the notes at issuance and their value in the secondary market. Accordingly, in addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index and the securities composing the Index;

•	the time to maturity of the notes;

•	the market prices of, and dividend rates on, the securities composing the Index;

•	interest and yield rates in the market generally;

•	supply and demand for the notes;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful — It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the average ending level (the arithmetic average of the closing levels of the Index on the quarterly calculation days) will not be below the starting level. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the Index and the component securities of the Index. You should be willing to accept the downside risks associated with equities in general and the Index in particular.

•	Owning The Notes Is Not The Same As Owning The Securities Composing The Index — The return on your notes may not reflect the return you would realize if you actually owned the securities composing the Index. For instance, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the securities composing the Index would have.

•	The Investment Strategy Represented By The Index May Not Be Successful — The Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). For additional information about the methodology used to determine the composition of the Index, see “Annex — The S&P 500® Value Index” in this pricing supplement. There is, however, no assurance that the Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristic referenced by the Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics might outperform stocks with weak growth characteristics. It is possible that the stock selection methodology of the Index will adversely affect its return and, consequently, the values of the Index and the notes.

•	The Index Reflects The Price Return Of The Securities Composing The Index, Not The Total Return — The return on the notes is based on the performance of the Index, which reflects changes in the market prices of the securities composing the Index.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

The Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Index. Accordingly, the return on the notes will not include such a total return feature.

•	Adjustments To The Index Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity — The sponsor of the Index (the “index sponsor”) may add, delete, substitute or adjust the securities composing the Index or make other methodological changes to the Index that could affect its performance. The calculation agent will calculate the value to be used as the closing level of the Index in the event of certain material changes in or modifications to the Index. In addition, the index sponsor may also discontinue or suspend calculation or publication of the Index at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued index or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of the Index. Any of these actions could adversely affect the level of the Index and, consequently, the value of the notes. See “Additional Terms of the Notes—Adjustments to the Index” and “Additional Terms of the Securities—Discontinuance of the Index” in this pricing supplement.

•	The Estimated Value Of Your Notes Is Lower Than The Original Offering Price Of Your Notes — The estimated value of your notes on the pricing date is lower than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes — The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the original offering price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the notes (a “participating dealer”) may play a variety of roles

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

in connection with the issuance of the notes, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Index or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes. Participating dealers may also engage in such activities that may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the notes. As calculation agent, we will determine any levels of the Index and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the level of the Index is to be determined; if the Index is discontinued or if the sponsor of the Index fails to publish the Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the notes; and calculating the level of the Index on any date of determination in the event of certain changes in or modifications to the Index. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the notes.

•	The Historical Performance Of The Index Is Not An Indication Of Its Future Performance — The historical performance of the Index should not be taken as an indication of the future performance of the Index. It is impossible to predict whether the closing level of the Index will fall or rise during the term of the notes, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the level of the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Index and the merits of investing in the notes.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Index — Actions by any company whose securities are components of the Index may have an adverse effect on the price of its security, the closing level of the Index on any calculation day and the value of the notes. These unaffiliated companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. We have derived the information about the Index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

verification. You, as an investor in the notes, should make your own investigation into the Index and the index sponsor. The index sponsor will not be involved in the offering of the notes made hereby in any way, and the index sponsor does not have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity — If you are a U.S. holder of a note, assuming the agreed-upon tax treatment is respected, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Hypothetical Returns

The following table illustrates, for a minimum return of 10.75% of the original offering price or $107.50 per note, a participation rate of 100% and a range of hypothetical average ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical average ending level;

•	the hypothetical maturity payment amount per note; and

•	the hypothetical pre-tax total rate of return.

Hypothetical average ending level	Percentage change from the hypothetical starting level to the hypothetical average ending level	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.75	10.75%	$1,107.50	10.75%
110.00	10.00%	$1,107.50	10.75%
105.00	5.00%	$1,107.50	10.75%
100.00(1)	0.00%	$1,107.50	10.75%
95.00	-5.00%	$1,107.50	10.75%
90.00	-10.00%	$1,107.50	10.75%
80.00	-20.00%	$1,107.50	10.75%
70.00	-30.00%	$1,107.50	10.75%
60.00	-40.00%	$1,107.50	10.75%
50.00	-50.00%	$1,107.50	10.75%
25.00	-75.00%	$1,107.50	10.75%

(1)       The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Terms of the Notes” above. For historical closing levels of the Index, see the historical information set forth under the section titled “The S&P 500® Value Index” below.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual maturity payment amount and the resulting pre-tax rate of return will depend on the actual starting level and actual average ending level.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Hypothetical Maturity Payment Amounts

Set forth below are examples of maturity payment amount calculations, reflecting a minimum return of 10.75% of the original offering price or $107.50 per note and a participation rate of 100% and assuming hypothetical starting levels and average ending levels as indicated in the examples. In order to more clearly present the hypothetical movements of the Index, the graphs accompanying the hypothetical calculations use different scales for the closing level on the vertical axis. Terms used for purposes of these hypothetical examples do not represent the actual starting level or average ending level applicable to the notes. The actual starting level is set forth under “Terms of the Notes” above and the actual average ending level will be the arithmetic average of the closing levels of the Index on the quarterly calculation days. For historical closing levels of the Index, see the historical information set forth under the section titled “The S&P 500® Value Index” below. These examples are for purposes of illustration only. We cannot predict the closing level of the Index on any day during the term of the notes, including on any calculation day. You should not take these examples as an indication or assurance of the expected performance of the notes. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the notes.

Example 1. The Index generally appreciates earlier in the term of the notes and depreciates later in the term of the notes, and the hypothetical average ending level is greater than the hypothetical starting level. The maturity payment amount is equal to the original offering price plus the minimum return.

Hypothetical starting level: 100.00
Hypothetical average ending level: 102.00

Because the hypothetical average ending level is greater than the hypothetical starting level, the maturity payment amount per note would equal:

$1,000 plus the greater of (i) $107.50; and (ii)

= $1,000 plus the greater of (i) $107.50; and (ii) $20.00

= $1,107.50

On the stated maturity date, you would receive $1,107.50 per note, which reflects the minimum return.

In this scenario, the closing level of the Index increases early in the term of the notes, remains consistently above the starting level for a significant period of time and then decreases to a level below the average ending level near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the average ending level will be less than the closing level of the Index on the final calculation day.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Example 2. The Index generally depreciates earlier in the term of the notes and appreciates later in the term of the notes, and the hypothetical average ending level is less than the hypothetical starting level. Accordingly, the maturity payment amount is equal to the original offering price plus the minimum return.

Hypothetical starting level: 100.00

Hypothetical average ending level: 90.00

Because the hypothetical average ending level is less than the hypothetical starting level, the maturity payment amount per note would equal the original offering price plus the minimum return.

On the stated maturity date, you would receive $1,000.00 + $107.50 = $1,107.50 per note.

This example illustrates a scenario in which the averaging feature results in a return at maturity equal to only the minimum return even though the closing level of the Index near maturity is significantly greater than the starting level. In this scenario, the closing level of the Index decreases early in the term of the notes, remains consistently below the starting level for a significant period of time and then increases later in the term of the notes.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Example 3. The Index generally appreciates over the term of the notes, and the hypothetical average ending level is greater than the hypothetical starting level. The maturity payment amount is greater than the original offering price plus the minimum return.

Hypothetical starting level: 100.00

Hypothetical average ending level: 130.00

Because the hypothetical average ending level is greater than the hypothetical starting level, the maturity payment amount per note would equal:

$1,000 plus the greater of (i) $107.50; and (ii)

= $1,000 plus the greater of (i) $107.50; and (ii) $300.00

= $1,300.00

On the stated maturity date, you would receive $1,300.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index steadily increases over the term of the notes, resulting in a closing level near maturity that is greater than the average ending level.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Example 4. The Index generally depreciates over the term of the notes, and the hypothetical average ending level is less than the hypothetical starting level. Accordingly, the maturity payment amount is equal to the original offering price plus the minimum return.

Hypothetical starting level: 100.00

Hypothetical average ending level: 80.00

Because the hypothetical average ending level is less than the hypothetical starting level, the maturity payment amount per note would equal the original offering price plus the minimum return.

On the stated maturity date, you would receive $1,000.00 + $107.50 = $1,107.50 per note.

This example illustrates that the notes provide for the repayment of the original offering price plus the minimum return at maturity even in scenarios in which the average ending level is less than the starting level.

To the extent that the starting level and average ending level differ from the values assumed above, the results indicated above would be different.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Additional Terms of the Notes

Barclays Bank PLC will issue the notes as part of a series of unsecured and unsubordinated debt securities entitled “Global Medium-Term Notes, Series A,” which are more fully described in the accompanying prospectus supplement. In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the prospectus supplement, underlying supplement or prospectus, the terms described in this pricing supplement will control.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on any calculation day, then such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If a calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Barclays Bank PLC, as issuer of the notes, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the average ending level as described above. Upon any selection by the calculation agent of a successor equity index, Barclays Bank PLC, as issuer of the notes, will cause notice to be given to holders of the notes.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, any calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on any calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the notes.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

The S&P 500® Value Index

The Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). For more information about the Index, see “Annex — The S&P 500® Value Index” below.

Historical Information

We obtained the closing levels displayed in the graph below from Bloomberg Professional® service without independent verification. The historical performance of the Index should not be taken as an indication of the future performance of the Index. Future performance of the Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the Index during the term of the notes, including on the calculation day.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2015 to April 17, 2020. The closing level on April 17, 2020 was 1,048.623.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Supplemental Plan of Distribution

The notes and the related offer to purchase the notes and sale of the notes under the terms and conditions provided in this pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this pricing supplement have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

Certain Selling Restrictions

Argentina

The notes are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the notes in Argentina. The contents of this pricing supplement have not been reviewed by the Argentine Comisión Nacional de Valores.

Brazil

The notes have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the notes is not a public offering of notes in Brazil), nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

British Virgin Islands

The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this pricing supplement. This pricing supplement shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Chile

Neither the issuer nor the notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement does not constitute an offer of, or an invitation to subscribe for or purchase, the notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Panama

The notes have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The notes do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Paraguay

The sale of the notes qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

(“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may notes not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed notes may have less liquidity, making it difficult to sell such notes in the secondary market, which could also affect the sale price. Private notes of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the notes.

Peru

The notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the notes may not be offered or sold, directly or indirectly, nor may this pricing supplement or any other offering material relating to the notes be distributed or caused to be distributed in Peru to the general public. The notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Uruguay

The sale of the notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Annex  — The S&P 500® Value Index

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Index.

The Index is reported by Bloomberg, L.P. under the ticker symbol “SVX.”

The Index is a subset of the S&P 500® Index and is a float-adjusted market-capitalization weighted index. S&P Dow Jones allocates the complete float-adjusted market capitalization of the companies included in the S&P 500® Index between the Index and the S&P 500® Growth Index (the “Growth Index”) based on an assessment of those companies’ respective value and growth characteristics. The market capitalization of companies exhibiting the strongest value characteristics relative to their respective growth characteristics is allocated to the Index (approximately 33% of the market capitalization of the S&P 500® Index), and the market capitalization of companies exhibiting the strongest growth characteristics relative to their respective value characteristics (approximately 33% of the market capitalization of the S&P 500® Index) is allocated to the Growth Index. The market capitalization of the remaining companies included in the S&P 500® Index is split between the Index and the Growth Index, with more of the market capitalization of companies exhibiting stronger value characteristics relative to their respective growth characteristics being allocated to the Index and more of the market capitalization of companies exhibiting the stronger growth characteristics relatively to their respective value characteristics being allocated to the Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Index Construction

The Index is derived from its parent index, the S&P 500® Index. The Index cannot have a constituent that is not also a member of the S&P 500® Index.

Style Factors. The Growth Index and the Index (the “Style Indices”) measure growth and value along two separate dimensions, with three factors each used to measure growth and value. The list of factors used is outlined in the table below.

Growth Factors	Value Factors
Three-year change in earnings per share (excluding extra items) over price per share	Book value to price ratio
Three-year sales per share growth rate	Earnings to price ratio
Momentum (12-month % price change)	Sales to price ratio

•	If earnings from three years prior are not available, two-year change in earnings per share (excluding extra items) over price per share is used. If earnings from two years prior are not available, one-year change in earnings per share (excluding extra items) over price per share is used. If earnings from one year prior are not available, the factor is set equal to zero. If the starting values is less than zero, the score is multiplied by a factor of negative 1.

•	If sales from three years prior are not available, two-year sales per share growth rate is used. If sales from two years prior are not available, one-year sales per share growth rate is used. If sales from one year prior are not available, the factor is set equal to zero. If the starting values is less than zero, the score is multiplied by a factor of negative 1.

•	If there is not enough trading history to calculate 12-month momentum then the momentum factor is calculated from the stock’s listing date.

•	If book value to price ratio, earnings to price ratio, or sales to price ratio is not available then such factor is set equal to zero.

Style Scores. Raw values for each of the above factors are calculated by S&P Dow Jones for each company in the S&P Total Market Index universe. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad U.S. equity market, including large-, mid-, small- and micro-cap stocks.

These raw values are first “winsorized” (a statistical tool used to minimize the influence of outliers in data) to the 90th percentile and then standardized by dividing the difference between each company’s raw score and the mean of the entire set by the standard deviation of the entire set. A “growth score” for each company is computed as the average of the standardized values of the three growth factors. Similarly, a “value score” for each company is computed as the average of the standardized values of the three value factors. At the end of this step each company has a growth score and a value score.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Establishing Style Baskets. Companies within the S&P 500® Index are then ranked based on their growth and value scores. A company with a high growth score would have a higher “growth rank”, while a company with a low value score would have a lower “value rank.” For example, the S&P 500® Index constituent with the highest value score would have a value rank of 1, while the constituent with the lowest value score would have a value rank of 500.

The companies within the S&P 500® Index are then sorted in ascending order by the ratio their growth rank to their value rank. The companies at the top of the list have a higher growth rank (or higher growth score) and a lower value rank (or lower value score) and, therefore, exhibit pure growth characteristics. The companies at the top of the list, comprising 33% of the total index market capitalization, are included in the “growth basket.”

The companies at the bottom of the list have a higher value rank (or higher value score) and a lower growth rank (or lower growth score) and, therefore, exhibit pure value characteristics. The companies at the bottom of the list, comprising 33% of the total index market capitalization, are included in the “value basket.”

The companies in the middle of the list have similar growth ranks and value ranks and, therefore, exhibit neither pure growth nor pure value characteristics. The companies in the middle of the list, comprising 34% of the total index market capitalization, are included in the “blended basket.”

Growth and Value Indices. The style baskets described above are the starting points for the Style Indices’ construction. 100% of the float market capitalization of a company in the value basket is assigned to the Index, and 100% of the float market capitalization of a company in the growth basket is assigned to the Growth Index.

The middle 34% of float market capitalization consists of companies that have similar growth and value ranks. The market capitalization of these companies that are in the blended basket is distributed between the Index and the Growth Index based on their distances from the midpoint of the growth basket and the midpoint of the value basket. The midpoint of each style basket is calculated as the average of value scores and growth scores of all companies in that style basket.

Based on back-tested results, the total market capitalization is approximately equally divided among the Growth Index and the Index. However, there is no mathematical procedure employed to force equal market capitalization for the Growth Index and Index, since price movements of constituent stocks would result in inequality immediately following any reconstitution. Therefore, the future allocation of the market capitalization to the Style Indices may not be equal.

The Index is calculated following S&P Dow Jones’ modified market capitalization-weighted, divisor-based index methodology. Corporate actions and index changes are implemented in the same manner as for other market capitalization-weighted indices. See “Indices—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

Maintenance of the Index

Rebalancing. The Index is rebalanced once a year in December. The rebalancings occur after the close on the third Friday of December. The reference date for growth and value expressions is after the close of the last trading date of the previous month.

Style scores, float market-capitalization weights and growth and value midpoint averages are reset only once a year at the December rebalancing.

Other changes to the Index are made on an as-needed basis, following the guidelines of the S&P 500® Index. Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced for the S&P 500® Index two-to-five days before they are scheduled to be implemented.

Corporate Actions and Other Adjustments

S&P 500® Index Action	Adjustment Made to the Index	Divisor Adjustment?

Constituent Change	If the index constituent being dropped is a member of the Index, it is removed from such index. The replacement stock will then be added to either the Index or the Growth Index (or both) based on its growth/value rank, and S&P Dow Jones will announce the percent of float market capitalization of the replacement stock to be added to the Index and the Growth Index via its index corporate events report. The percent of float market capitalization of the constituent in each Style Index for the replacement stock is calculated using GICS industry-level	Yes

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

S&P 500® Index Action	Adjustment Made to the Index	Divisor Adjustment?

averages for stocks outside the S&P Composite 1500 index other than spin-offs, and such percentage will be based on old values for inter-index moves.

Share Changes Between Quarterly Share Adjustments	Share count follows the S&P 500® Index share count.	Yes

Quarterly Share Changes	Share count follows the S&P 500® Index share count. In addition, the new percent of float market capitalization in the Index and the Growth Index changes for all constituent stocks at the December rebalancing. These will be pre-announced in a manner similar to quarterly share changes.	Yes

Spin-off	Index membership follows the S&P 500® Index. The “child stock” is assigned the same percent of float market capitalization in each Style Index as its “parent stock.”	No

See “Indices—The S&P U.S. Indices” in the accompanying underlying supplement for the treatment of other corporate actions.

Index Governance

The Americas Thematic and Strategy Index Committee (the “Index Committee”) maintains the Index. All members of the Index Committee are full-time professional members of S&P Dow Jones’ staff. The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect constituents of the Index, statistics comparing the composition of the Index to the market, companies that are being considered as candidates for addition to the Index and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

Market Linked Notes—Upside Participation with Quarterly Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Value Index due April 22, 2027

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 14, 2019, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 14, 2019, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 14, 2019, which has been filed as an exhibit to the report on Form 6-K referred to above.